                                                                       Exhibit A

                                  SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Check the appropriate box:

[X] Preliminary information statement   [_] Confidential, for use of the
                                            Commission only (as permitted by
                                            Rule 14c-5(d)(2))
[_] Definitive information statement

                           Encore Computer Corporation
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

         Payment of Filing Fee (Check the appropriate box):

         [_] No fee required.

         [X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

                                            CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
  Title of Each Class of    Aggregate Number of                             Proposed Maximum
   Securities to Which      Securities to Which     Underlying Value of    Aggregate Value of  Amount of Registration
   Transaction Applies      Transaction Applies         Transaction*          Transaction*              Fee
-----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value
      $.01 per share             80,746,722              $3,145,000               N/A                 $629.00
-----------------------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the filing fee. The filing fee was calculated pursuant to Exchange Act Rule 0-11(c) and represents the estimated aggregate payments that Encore Computer Corporation will make to its security holders in connection with the proposed compromise and settlement of In re Encore Computer Corporation Shareholders Litigation.

         [_] Fee paid previously with preliminary materials.

         [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

________________________________________________________________________________

         (2)      Form, Schedule or Registration Statement No.:

________________________________________________________________________________

         (3)      Filing Party:

________________________________________________________________________________

         (4)      Date filed:

________________________________________________________________________________

                              PRELIMINARY MATERIALS

                           Encore Computer Corporation

                             -----------------------

                              Information Statement

                                September 9, 2002

                  --------------------------------------------


         We are sending this information statement, which is being mailed on or about September 9, 2002, to the holders of shares of Encore Computer Corporation common stock, par value $.01 per share, in connection with the proposed dissolution and liquidation of our company following the proposed compromise and settlement of the litigation entitled In re Encore Computer Corporation Shareholders Litigation (Civil Action No. 16044). The terms of the proposed settlement are set forth in a Stipulation and Agreement of Compromise, Settlement and Release, which is described in the Notice of Pendency of Class Action, Proposed Settlement of Class Action, and Settlement Hearing, which was previously mailed to you on or about September 3, 2002.

         We discontinued all of our operations in January, 1999. Since then, our primary objective has been to wind up our remaining affairs and distribute our assets to our stockholders and to meet our obligations under our Certificate of Incorporation and Delaware law to indemnify our directors named in the lawsuit for their expenses in connection with the lawsuit. If the proposed settlement is approved, all of the issues relating to the litigation will be resolved, our assets, after payment of certain court approved expenses and the creation of a reserve to pay the claims of certain of our former stockholders, will be paid to our existing stockholders in accordance with the proposed settlement, and our company will be liquidated and dissolved. Following our dissolution and liquidation, all of our outstanding common stock will be cancelled and you will no longer own any securities in our company.

         Our board of directors has unanimously approved the proposed settlement, including the payment of our remaining assets to our stockholders on the terms set forth in the settlement agreement, and the subsequent dissolution and liquidation of our company. Under the General Corporation Law of the State of Delaware as well as our articles of incorporation, the holders of at least a majority of the outstanding shares of our common stock must approve such dissolution and liquidation; however, in the case of a written consent, our bylaws require that holders of at least 75% of our outstanding shares of common stock must approve the dissolution and liquidation. In connection with the proposed settlement, stockholders holding more than 75% of our outstanding shares have executed a written consent that approves our dissolution and liquidation. Such consent is conditioned upon the Court of Chancery approving the proposed settlement. Accordingly, approval by our stockholders of our dissolution and liquidation is assured upon the Court of Chancery's approval of the proposed settlement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         Our board of directors has fixed the close of business on August 29, 2002 as the record date for determining those stockholders entitled to vote by written consent on the dissolution and liquidation. At the close of business on the date hereof, 80,746,722 of our common shares were issued and outstanding.

         Under Delaware law, our stockholders are not entitled to appraisal or dissenters' rights in connection with the approval of the dissolution and liquidation. See "Dissenters' Rights."

         Our principal executive offices are located at 34929 Curtis Boulevard, Eastlake, Ohio 44095 and our phone number at that is (440) 953-5000.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this information statement. Any representation to the contrary is a criminal offense.

                         SUMMARY OF PROPOSED TRANSACTION

         General. Encore Computer Corporation discontinued all of its operations in January, 1999. Since that time, we have primarily been engaged in defending the litigation entitled In re Encore Computer Corporation Shareholders Litigation (Civil Action No. 16044), which has been pending in the Court of Chancery of the State of Delaware in and for New Castle County since November 1997. Due to the pendency of such litigation, we have been unable to wind up our affairs or distribute our remaining assets to our stockholders. After lengthy negotiations, we have finally reached a proposed compromise and settlement of this litigation that is acceptable to all of the parties thereto.

         A hearing to consider a proposed compromise and settlement of the litigation is scheduled for October 2, 2002. The terms of the proposed settlement are set forth in a Stipulation and Agreement of Compromise, Settlement and Release dated as of July 29, 2002, among Plaintiffs, Louis J. Williams and Paul S. Rosenblum, Objectors Robert W. Bernas and Anthony N. Oberhaus, Gould Electronics Inc., Robert J. Fedor, C. David Ferguson, Thomas N. Rich, Michael C. Veysey, Kenneth G. Fisher, Rowland H. Thomas, and the company. If the proposed settlement is approved, all of the issues relating to the litigation will be resolved, our assets, after payment of court approved attorneys' fees and expenses and the creation of a $100,000 reserve to pay the claims of certain of our former stockholders, will be paid to our existing stockholders in accordance with the proposed settlement, and our company will be liquidated and dissolved. A copy of the court ordered notice relating to the proposed settlement and the hearing was previously mailed to you on or about September 3, 2002. Following our dissolution and liquidation, all of our outstanding common stock will be cancelled and you will no longer own any securities in our company.

         Terms of the Proposed Settlement. Pursuant to the terms of the proposed settlement, we will set aside $2.1 million of cash to be paid as follows:

         . approximately $1,830,784 to our stockholders, who collectively hold approximately 36% of our outstanding shares of common stock, other than Gould Electronics and the three individual director defendants, pro rata with their ownership of shares;

         . $189,216 to the three director-shareholders who hold approximately 7% of our outstanding shares of common stock; and

         . approximately $80,000 in court-court approved attorney's fees and expenses to the counsel for the plaintiffs, the class (as defined below), and the objectors (as described below).

         We will also create a $100,000 cash reserve for payment of claims of certain former stockholders. Thereafter all of our remaining cash, currently estimated to be approximately $725,000, plus any remainder of the $100,000 reserve after payment of our former stockholders, will be paid to our largest stockholder, Gould Electronics, which holds approximately 57% of our outstanding common stock.

         Based upon our current estimates of fees and expenses and the other costs of administering the proposed settlement, we anticipate that our stockholders (other than the three individual defendants and Gould Electronics) will receive approximately $.06 per share, that Gould Electronics will receive approximately $.015 per share and that the three individual defendants will receive $.035 per share. Once all such payments are made, we will have no assets and we will be dissolved and liquidated in accordance with Delaware law. Gould Electronics has agreed to pay, out of the proceeds of the payment it receives from us, the fees and expenses relating to that dissolution and liquidation and any claims timely filed by creditors against us. See "The Proposed Settlement." In connection with our dissolution and liquidation, all of our outstanding shares of common stock will be cancelled, and you will no longer own any securities in our company.

         Required Approvals. Our board of directors has unanimously approved both the proposed settlement and our proposed dissolution and liquidation. Under the General Corporation Law of the State of Delaware as well as our certificate of incorporation, the holders of at least a majority of the outstanding shares of our common stock must approve that dissolution and liquidation; however, in the case of a written consent, our bylaws require that holders of at least 75% of our outstanding shares of common stock must approve the dissolution and liquidation. In connection with the proposed settlement, stockholders holding more than 75% of our outstanding shares have executed a written consent that approves our dissolution and liquidation. That approval is conditioned on the Court of Chancery approving the proposed settlement. Accordingly, assuming the Court of Chancery approves the proposed settlement, approval by our stockholders of our dissolution and liquidation is assured.

         Under Delaware law, our stockholders are not entitled to appraisal or dissenters' rights in connection with the approval of the dissolution and liquidation. See "Dissenters' Rights."

         Our principal executive offices are located at 34929 Curtis Boulevard, Eastlake, Ohio 44095 and our phone number at that is (440) 953-5000.

Special Factors

         After a review and analysis of the facts and circumstances relating to the claims asserted in the action and applicable law, the plaintiffs and the objectors in the action have concluded that the proposed settlement and our subsequent dissolution and liquidation is in their best interests and that of the class (as defined below) in light of:

         . the benefits that the purchasers and holders of our common stock will receive from the proposed settlement,

         . the risks and delay of litigation, including the fact that the Court of Chancery has previously dismissed the action in its entirety, and

         . their conclusion that the proposed settlement is fair, reasonable, adequate, and in the best interest of the members of the class.

         The defendants in the action believe that entering into the proposed settlement will avoid the further expense, inconvenience, and burden of the litigation, and resolve all disputes and controversies with respect to our operation and management, dissolution, and liquidation, the conduct of the defendants and certain transactions relating to the sale of our businesses, which are the subject of the action.

         We believe that entering into the proposed settlement and liquidating and dissolving our company will enable us to finally resolve all of the outstanding issues relating to the action, promptly complete the winding up of our affairs and finally pay our assets (which consist exclusively of cash) to our stockholders. After consideration of all of the foregoing factors, our board of directors has unanimously approved the proposed settlement and dissolution and liquidation, and determined that it is fair to the holders of our common stock, including holders who are not affiliated with us.

         Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         The information contained in our SEC filings is an important part of this information statement. Accordingly, we have included with this information statement a copy of each of our following filings:

     .   Annual Report on Form 10-K for fiscal year ended December 31, 2001.

     .   Quarterly Report on Form 10-Q for the period ended June 30, 2002.

     . Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the period ended June 30, 2002.

         You may request a copy of any other filing we have made with the SEC at no cost, by writing to or telephoning us at the following address.

                              Peter B. Ladig, Esq.
                            Richards, Layton & Finger
                                One Rodney Square
                              Wilmington, DE 19899
                               Tel. (302) 658-6541

         You should only rely on the information provided to you in connection with or set forth in this information statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this information statement is accurate as of any date other than the date on the front of this information statement.

The Company

         Until November 1997, we were engaged in manufacturing, distributing and supporting scalable real-time computer systems and data storage products for very large computer systems. In November 1997, we sold our storage products business and in January 1999 we completed the sale of our real-time computer systems business effective December 31, 1998. Since January 1999, our only assets have been cash, claims and receivables relating to the sales of our storage products and real-time computer systems businesses. Since that time, our primary objective has been to resolve the litigation described herein, wind up our remaining affairs and distribute our remaining assets to our stockholders.

         As of September 9, 2002, 80,746,722 shares of our common stock, par value $.01 per share, were outstanding.

Background; Description of the Action

         In 1989, we bought Gould Electronics' computer business. From 1989 through November 1997, Gould Electronics loaned us approximately $496 million, which was secured by, among other things, a first priority security interest in our assets, including our storage products business, and a license to Gould Electronics of substantially all our intellectual property.

         On July 17, 1997, we entered into an asset purchase agreement with Sun Microsystems, Inc., in which Sun Microsystems agreed to purchase our storage products business for $185 million. As part of the Sun Microsystems transaction, we entered into an agreement with Gould Electronics on July 16, 1997, in which Gould Electronics agreed to release its security interest in our storage products business and to transfer its intellectual property license in that business to Sun Microsystems. Gould Electronics also agreed to a redemption of its preferred stock with a liquidation preference of over $400 million for $60 million.

         In November 1997, we distributed a proxy statement for the stockholders meeting at which, among other things, the Sun Microsystems transaction was to be voted upon.

         On November 18, 1997, several plaintiffs filed purported derivative and class action complaints on behalf of all of our stockholders against Gould Electronics, Kenneth G. Fisher, Rowland H. Thomas, Robert J. Fedor and C. David Ferguson (collectively, the "Original Defendants"), and named us as a nominal defendant. Several additional but similar complaints were filed in weeks subsequent to November 18, 1997, and all complaints were then consolidated by order dated December 17, 1997, into In re Encore Computer Corporation Shareholders Litigation (Civil Action No. 16044) (the "Action").

         The original complaints filed on November 18, 1997, sought to enjoin our stockholders meeting, but injunctive relief was denied by the Court of Chancery. Accordingly, on November 24, 1997, holders of our common stock voted to approve the Sun Microsystems transaction, which closed shortly thereafter.

         On June 1, 1998, we entered into an asset purchase agreement with Gores Technology Group in which Gores Technology agreed to purchase our real-time business for $3 million. In August 1998, we distributed a proxy statement for the stockholders' meeting at which, among other things, the Gores Technology transaction and a proposal to liquidate us was to be voted upon. On September 11, 1998, the holders of our common stock voted to approve the Gores Technology transaction, which closed shortly thereafter.

         Following document discovery, on February 5, 1999, the Original Defendants moved for summary judgment in their favor on all claims in the Action. No response to that motion was filed by any of the named Plaintiffs.

         On July 15, 1999, the Plaintiffs filed an amended complaint adding two additional defendants, Michael C. Veysey and Thomas N. Rich (collectively with the Original Defendants, the "Defendants") and no longer naming us as a nominal defendant. The amended complaint alleged that the Defendants breached duties and obligations owed to our stockholders in connection with our operation and management, including the Sun Microsystems and Gores Technology transactions, and made or caused misstatements and omitted to disclose information in the Sun Microsystems and Gores Technology proxy statements.

         On August 30, 1999, all Defendants moved to dismiss the Action. After full briefing and oral argument, on June 16, 2000, the Court of Chancery granted Defendants' motion and dismissed the Action in its entirety.

         By notice dated July 10, 2000, Plaintiffs Louis J. Williams and Paul S. Rosenblum appealed the Court of Chancery's dismissal of the Action to the Supreme Court of the State of Delaware.

         During the pendency of the appeal, the Plaintiffs and the Defendants conducted arms'-length settlement negotiations. A settlement was reached on or about July 6, 2001 and notice of the settlement was sent to the class members.

         Anthony N. Oberhaus and Robert W. Bernas (the "Objectors") filed a brief in opposition to the settlement, appeared through counsel at a hearing held in the Chancery Court on October 12, 2001, and asserted certain claims and counterclaims not set out in the amended complaint before the Court of Chancery. The Court of Chancery declined to approve that settlement proposal.

The Proposed Settlement

         The Plaintiffs, the Objectors, and the Defendants, following arms'-length settlement negotiations, agreed to settle the Action and the Objectors' additional claims and contentions on the terms summarized below. The proposed settlement enables us to achieve our goal of finally resolving all of the issues relating to the Action, winding up our remaining affairs and distributing all of our remaining assets (after payment of certain court approved expenses and the creation of certain reserves) to our stockholders.

     The terms of the proposed settlement are set forth in a Stipulation and Agreement of Compromise, Settlement and Release, dated as of July 29, 2002, among plaintiffs Louis J. Williams and Paul Rosenbaum, on behalf of themselves and the class and objectors, Anthony N. Oberhaus and Robert W. Bernas, and defendants Gould Electronics, Robert J. Fedor, C. David Ferguson, Thomas N. Rich, Michael C. Veysey, Kenneth G. Fisher and Rowland H. Thomas, which we refer to as the "Settlement Agreement." A copy of the court ordered notice relating to the proposed settlement and the hearing was previously mailed to you on or about September 3, 2002.

     In consideration of the proposed settlement and dismissal with prejudice of the Action and the releases provided in the settlement agreement, the parties to the Action have agreed, among other things, that promptly after the effective date of the proposed settlement, we will make payments in an aggregate amount of $2.1 million of cash and set aside an additional $100,000 in cash to pay claims by stockholders who were record holders on or after October, 31, 1997, but are no longer holders (of record or beneficially) of any shares of our common stock on the effective date and who duly and timely file proofs of claim and the costs relating to the administration of such claims, which we refer to as "former stockholders." The payments made from the $2.1 million of cash will be allocated as follows:

     . approximately $1,830,784 to our stockholders, who collectively hold approximately 36% of our outstanding shares of common stock, other than Gould Electronics and the three individual director defendants, pro rata with their ownership of shares;

     . $189,216 to the three director-shareholders who hold approximately 7% of our outstanding shares of common stock; and

     . approximately $80,000 in court-court approved attorney's fees and expenses to the counsel for the plaintiffs, the class (as defined below), and the objectors (as described below).

Messrs. Fisher, Thomas and Veysey are deemed to beneficially own, respectively, 5,311,611 shares, 94,250 shares, and 300 shares of our common stock.

     All our cash remaining after we make the foregoing $2.1 million payment plus any remainder of the $100,000 reserve after payment to our former stockholders, will be paid to Gould Electronics. Thereafter, we will have no remaining assets and will be dissolved and liquidated by filing a certificate of dissolution with the Delaware Secretary of State and mailing and publishing the appropriate notices in accordance with Delaware law. In connection with such dissolution and liquidation, Gould Electronics has agreed to pay, out of the proceeds of the payment it receives from us, the fees and expenses relating to such dissolution and liquidation and any claims timely filed by creditors against us. In connection with our dissolution and liquidation, all of our outstanding shares of common stock will be cancelled, and you will no longer own any securities of or other interest in our company.

     Based on the estimated fees and expenses of counsel set forth below and other costs of administering payments to stockholders as provided above, we anticipate that stockholders (other than the three named defendants and Gould Electronics) will receive approximately $.06 for each share of our common stock held by them, Gould Electronics will receive approximately $.015 for each share of common stock held by it and the three named defendants will each receive $.035 for each share of their common stock.

     Former stockholders will share in the $100,000 reserve fund pro rata according to their total proven loss up to a maximum recovery of $3.00 for every $410.00 of proven loss suffered. Gould Electronics will be entitled to retain for its own use and purpose any portion of the reserve fund not paid to the former stockholders.

     The parties will exchange releases as described below.

     The effective date of the proposed settlement will be the date the order and final judgment approving the proposed settlement becomes final and non-appealable.

     Class counsel intends to apply for, and Defendants have agreed not to oppose, an award of attorneys' fees and expenses. The Objectors also have agreed not to oppose any such application to the extent the amount sought does not exceed $15,000. The Objectors' counsel intends to apply to the Court for, and Defendants and class counsel have agreed not to oppose, an award of attorneys' fees and expenses in an amount not to exceed $65,000. No other fees or expenses will be awarded to attorneys for the Plaintiffs, the Objectors or class members except upon application to and order of the Chancery Court entered after appropriate notice and opportunity to be heard and, if awarded, shall be payable by us as provided above.

     Following such payments, we will have no remaining assets. Our assets consist of cash on hand and all payments required to be made in connection with the proposed settlement and our subsequent dissolution and liquidation will be made from such cash.

Interests of Certain Persons in the Proposed Settlement

     Certain of our current and former officers and directors will receive payments of cash as a part of the proposed settlement to the extent they are holders of our common stock. Specifically, Kenneth G. Fisher, our former chief executive officer, director, and chairman of our board, Rowland H. Thomas, our former chief operating officer and director, and Michael C. Veysey, our president and a director, beneficially own 5,311,611, 94,250 and 300 shares of our common stock, respectively, and, therefore, will receive $0.035 for each share held by them, or an aggregate of approximately $185,906, $3,299 and $11, respectively. Each of Messrs. Fisher, Thomas and Veysey is a Defendant in the Action, as are our other directors, C. David Ferguson, Robert J. Fedor, and Thomas N. Rich. Messrs. Veysey, Ferguson and Rich are also current or former officers and/or directors of Gould Electronics, which is also a Defendant in the Action.

Reasons for and Benefits of the Proposed Settlement

     Following a review and analysis of the facts and circumstances relating to the claims asserted in the Action and applicable law, the Plaintiffs, the Objectors and their counsel have concluded that the proposed settlement is in the best interests of the company, the Plaintiffs, the Objectors and the class in light of

     . the benefits that the purchasers and holders of our common stock will receive from the proposed settlement,

     . the risks and delay of litigation, including the fact that the Court of Chancery has previously dismissed the Action in its entirety, and

     . the Plaintiffs', the Objectors' and their counsels' conclusion that the proposed settlement upon the terms and provisions set forth herein is fair, reasonable, adequate, and in the best interest of the members of the class.

     The Defendants believe that entering into the proposed settlement will avoid the further expense, inconvenience, and burden of the litigation, and resolve all disputes and controversies with respect to our operation and management, dissolution, and liquidation, the conduct of the Defendants, the Sun Microsystems and Gores Technology transactions, and the Sun Microsystems and Gores Technology proxy statements.

     We believe that entering into the proposed settlement will enable us to finally resolve all of the outstanding issues relating to the action, promptly complete the winding up of our affairs and maximize the amount of the distribution of our remaining assets (which consist exclusively of cash) to our security holders. Our board of directors has determined, after consideration of all of the foregoing factors, that the proposed settlement and subsequent dissolution and liquidation is fair to holders of our common stock, including holders who are not affiliated with us.

Certification of a Class

     The Court of Chancery has ordered that, for purposes of the proposed settlement and pending the settlement hearing, the Action will be maintained and will proceed as a class action, with the Plaintiffs serving as the representatives of the class and with their counsel serving as counsel to the Class, on behalf of all persons who and entities which were record holders or beneficial owners of our common stock (other than the Defendants) at any time during the period beginning on and including October 31, 1997, the record date for the Sun Microsystems transaction, through and including the effective date of the proposed settlement and including their respective predecessors, trustees, executors, administrators, representatives, heirs, transferees, successors in interest, and assigns, immediate and remote, and any person claiming from, through, or under any of them (the "Class"). At the settlement hearing, the Court of Chancery will be asked, among other things, to confirm the certification of the Class.

Effect of an Order and Final Judgment of the Court of Chancery

     If the Court of Chancery approves the proposed settlement at the settlement hearing, the parties will ask the Court of Chancery to direct entry of an order and final judgment approving the Settlement Agreement which will, among other things:

     . approve the proposed settlement and adjudge the terms thereof to be fair, reasonable, and adequate and in the best interests of the Class;

     . authorize and direct the performance of the proposed settlement in accordance with its terms and conditions; and

     . dismiss the Action with prejudice on the merits and release and enjoin the prosecution of all settled claims. See "Releases" below.

Releases

     If the Court of Chancery approves the proposed settlement, the Action will be dismissed on the merits with prejudice as to us, each Defendant, the named Plaintiffs and Objectors and all other members of the Class.

     In addition, each Plaintiff, Objector, member of the Class and our company, on behalf of themselves and each of their respective current and former officers, directors, employees, agents, partners, members, co-venturers, parents, subsidiaries, affiliates, heirs, personnel, representatives, successors, and assigns (collectively, the "Plaintiff Releasors") will forever release each Defendant, each Defendant's parent entities, associates, co-venturers, affiliates, and subsidiaries, and the past, present, and future officers, directors, stockholders, representatives, employees, investment bankers, commercial bankers, attorneys, advisors, agents, heirs, executors, trustees, general and limited partners and partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (whether express, implied, or by operation of law) of each of them (collectively, the "Defendant Releasees") from any and all actual, alleged, and potential claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, suits, matters, and issues of any kind or nature whatsoever, contingent or absolute, suspected or unsuspected, matured or unmatured, disclosed or undisclosed, that have been or could have been asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws, or otherwise) by or on behalf of any of the Plaintiffs, the Objectors, the Class, any member of the Class, or our company, whether individual, class, derivative, representative, legal, equitable, or otherwise, which have arisen, could have arisen, or may arise now or hereafter or which relate in any manner to:

     . the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed at any time in the Action, the proposed Objectors' complaint, any proxy material, public filings, or statements (including, but not limited to, public statements) by us, Gould

          Electronics, or the Defendants or any of them concerning or in connection with any of their affiliated persons or companies, the Sun Microsystems transaction, the Gores Technology transaction, or our liquidation or dissolution; or

     . the Plaintiffs', the Objectors' or the Class members' purchase, sale, or holding of any of our securities or their investment in us; or

     .    our operations or management,

(collectively, the "Plaintiff Settled Claims"). The Plaintiff Settled Claims will not include the right of the Plaintiffs, the Objectors, any member of the Class, or us to enforce the terms of the proposed settlement after the effective date. We, the Defendants and each member of the Class (collectively, the "Defendant Releasors") will provide reciprocal releases to the Plaintiffs, the Objectors and their privies.

     The release extends to claims that the holders thereof may not know or suspect to exist at the time of the release, which, if known, might have affected the decision to enter into the Settlement Agreement. Each of the Plaintiff Releasors and Defendant Releasors will be deemed to waive all provisions, rights and benefits conferred by any law of the United States or any state or territory thereof, or principle of common law, which governs or limits a person's release of unknown claims. The Plaintiff Releasors and Defendant Releasors shall be deemed to relinquish, to the full extent permitted by law, the provision, rights and benefits of (S) 1542 of the California Civil Code which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     In addition, each of the Plaintiff Releasors and Defendant Releasors also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code
(S) 1542.

The Dissolution

     Following the effective date of the proposed settlement and the payment of all of our remaining assets (after the payment of certain court approved expenses and the creation of certain reserves) to our stockholders in accordance with the terms of the proposed settlement, we will file a certificate of dissolution with the Delaware Secretary of State and dissolve and liquidate in accordance with the requirements of the Delaware General Corporation Law (the "DGCL"). Gould Electronics has agreed to pay, out of the proceeds of the payment it receives from us, the fees and expenses relating to the dissolution and liquidation and any creditor claims that are timely asserted against us in accordance with the DGCL. In connection with our dissolution and liquidation, all of our outstanding shares of common stock will be cancelled, and you will no longer own any securities or other interest in our company.

     Stockholders holding more than 75% of our common stock have executed a written consent which approves our dissolution and liquidation. That approval is conditioned on the effectiveness of the Court of Chancery's approval of the proposed settlement. Under the DGCL and our certificate of incorporation, holders of at least a majority of the outstanding shares of our common stock must approve such dissolution and liquidation; however, in the case of a written consent, our bylaws require that holders of at least 75% of our outstanding shares of common stock must approve the dissolution and liquidation. Accordingly, approval by our stockholders of our dissolution and liquidation is assured and will be effective upon the Court's approval of the proposed settlement. As a result, we are not asking you for a proxy and you are requested not to send us a proxy.

Ability to Opt Out of Proposed Settlement

     The Court of Chancery has been asked to define and certify a Class under Court rules that do not permit class members to "opt out" or exclude themselves from the Class. If the Court defines and certifies a Class as a class from which our stockholders may opt not to be a member, however, then you will be given an opportunity to elect not to participate in the settlement. If holders of more than 40,000 common shares elect not to participate, then

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

the Defendants may elect not to go forward with the proposed settlement. If you elect not to participate in the Class, you would not receive any of the settlement proceeds and would not be bound by any of the releases contemplated by the proposed settlement. Because our dissolution and liquidation has already been approved by the required number of our stockholders, assuming the Court of Chancery approves the settlement, our dissolution and liquidation is assured whether or not you elect to participate in the Class. Following our dissolution and liquidation in accordance with Delaware law, we will not have any remaining assets for distribution to you in connection with any future claim.

Fairness of Proposed Settlement and Dissolution and Liquidation

     Our board of directors, including a majority of the non-employee directors, has unanimously approved the proposed settlement and dissolution and liquidation and determined that it is fair to the holders of our common stock including holders who are not affiliated with us. In determining whether the proposed settlement and dissolution and liquidation was fair, our board of directors considered, among other things, the expense, inconvenience and burden of continuing the litigation, the per share payments to be made to the current holders of our common stock, the timing for making such payments, the payments to be made to our former stockholders, and the releases given by Plaintiffs, Objectors, members of the Class and us. Our non-employee directors did not, in connection with the proposed settlement, retain an unaffiliated representative to act on behalf of unaffiliated stockholders nor did we receive any report, opinion or appraisal from any outside party relating to the proposed settlement.

Voting Securities and Stockholders Entitled to Vote

     Our board of directors has fixed the close of business on August 29, 2002 as the record date for determining those stockholders entitled to act by written consent to approve the dissolution and liquidation of our company. As of September 9, 2002, 80,746,722 shares of our common stock were outstanding. Each share of our common stock is entitled to one vote per share.

     Under the DGCL as well as our certificate of incorporation, the holders of at least a majority of the outstanding shares of our common stock must approve such dissolution and liquidation; however, in the case of a written consent, our bylaws require that holders of at least 75% of our outstanding shares of common stock must approve the dissolution and liquidation. In connection with the Settlement Agreement, eight of our stockholders holding more than 75% of our outstanding shares have executed a written consent that approves our dissolution and liquidation. Such approval is conditioned upon the Court of Chancery approving the proposed settlement. Specifically, Kenneth G. Fisher, our former chief executive officer, a director and chairman of our board (5,311,611 shares), Rowland H. Thomas, our former chief operating officer and a director (94,250 shares), Michael C. Veysey, our president and a director (300 shares), Louis J. Williams (175,325 shares), Paul S. Rosenblum (2,930,000 shares), Anthony N. Oberhaus (4,035,000 shares), Robert W. Bernas (2,916,250 shares) and Gould Electronics (45,968,984 shares) have executed a written consent of stockholders to approve the proposed dissolution and liquidation. Approval by majority of our unaffiliated security holders is not required in connection with the proposed settlement, dissolution and liquidation.

Dissenters' Rights

     Under Delaware law, you are not entitled to appraisal or dissenters' rights in connection with the approval of the dissolution and liquidation of our company.

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

Regulatory Approvals

       Other than obtaining the approval of the Court of Chancery and the entry of a final and non-appealable order and judgment, the filing of this information statement with the SEC, its distribution in accordance with federal securities laws and the DGCL and the filing of a Certificate of Dissolution with the Delaware Secretary of State and compliance with the other requirements of the DGCL and other provisions of Delaware and other applicable law, no other federal or state regulatory approvals are required in connection with the proposed settlement and dissolution and liquidation.

Market for Our Securities

       Our common stock currently trades on the OTC Bulletin Board under the symbol "ENCC." Trading of our common stock will be discontinued on the OTC Bulletin Board immediately following the effective date of the proposed settlement.

Reporting Obligations Under the Securities Exchange Act of 1934

       Following consummation of the proposed settlement and our dissolution and liquidation, we will seek to terminate our registration under Section 12 of the Securities Exchange Act of 1934 and suspend our obligations to file reports pursuant to Section 15 of the Exchange Act in accordance with the requirements of the Exchange Act.

Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth, to the best of our knowledge, the number of shares beneficially owned by our directors, certain of our executive officers and beneficial owners of 5% or more of our outstanding common stock and equivalents as of September 9, 2002. As of September 9, 2002, 80,746,722 shares of our common stock were issued and outstanding.

            Name and Address of                   Shares Beneficially       Percentage of Common
              Beneficial Owner                          Owned                Stock Outstanding
              ----------------                          -----                -----------------
Gould Electronics Inc.(1) ....................        45,968,984                   56.93%
34929 Curtis Blvd.
Eastlake, OH 44095

Japan Energy Corporation .....................        45,968,984                   56.93%
10-1, Toranmon 2-chome
Minato-ko, Tokyo, Japan

Kenneth G. Fisher (2) ........................         5,311,611                    6.58%

Rowland H. Thomas (3) ........................          94,250                        *

C. David Ferguson ............................             -                          -

Thomas N. Rich ...............................             -                          -

Michael C. Veysey (4) ........................            300                         *

Directors and executive officers .............         5,406,161                    6.70%
as a group

_________
(1) Gould Electronics is a wholly-owned subsidiary of Japan Energy Corporation which is a Japanese corporation and may be deemed to be the beneficial owner of the shares owned by Gould Electronics.
(2) Includes 53,764 shares owned by Mr. Fisher's wife.
(3) Includes 22,250 shares jointly owned by Mr. Thomas and his wife.

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

(4) Includes 300 shares owned in custodial accounts for M. Charles Veysey and Quinn Alexander Veysey.

* Less than 1%.

                                       12